EXHIBIT 10.4


                  NORTH PENN BANK AND NORTH PENN BANCORP, INC.
                              EMPLOYMENT AGREEMENT

         This AGREEMENT ("Agreement") is made effective as of June 1, 2005 by and among North Penn Bank (the "Bank"), a Pennsylvania state-chartered savings bank, with its principal administrative office at 216 Adams Avenue, Scranton, Pennsylvania 18503; North Penn Bancorp, Inc., a corporation organized under the laws of the Commonwealth of Pennsylvania, the holding company for the Bank (the "Holding Company"); and Theresa Yocum ("Executive").

         WHEREAS, the Bank wishes to assure itself of the services of Executive for the period provided in this Agreement; and

         WHEREAS, the Executive is willing to serve in the employ of the Bank on a full-time basis for said period; and

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.       POSITION AND RESPONSIBILITIES.

         a. During the period of Executive's employment hereunder, Executive agrees to serve as Vice President and Stroudsburg Branch Manager of the Bank. The Executive shall render administrative and management services to the Bank such as are customarily performed by persons situated in a similar executive capacity. During said period, Executive also agrees to serve, if elected, as an officer and/or a director of the Holding Company or any subsidiary of the Bank.

         b. During the period of Executive's employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder, including activities and services related to the organization, operation and management of the Bank and participation in community, professional and civic organizations; provided, however, that, with the approval of the Board of Directors (the "Board"), as evidenced by a resolution of such Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in such Board's judgment, will not present any conflict of interest with the Bank, or materially affect the performance of Executive's duties pursuant to this Agreement.

2.       TERMS.

         a. The period of Executive's employment under this Agreement shall be deemed to have commenced as of June 1, 2005, and shall continue for a period of twelve (12) full calendar months thereafter. Commencing on June 1, 2005 and continuing on each anniversary thereafter, the disinterested members of the board of directors of the Bank ("Board") may extend the Agreement an additional year such that the remaining term of the Agreement shall be twelve (12) months unless the Executive elects not to extend the term of this Agreement by giving written notice in accordance with Section 8 of this Agreement. The Board will review the Agreement and Executive's performance annually for purposes of determining whether to extend the Agreement and the rationale and results thereof shall be included in the minutes of the Board's meeting. The Board shall give notice to the Executive as soon as possible after such review as to whether the Agreement is to be extended.

         b. Notwithstanding anything herein to the contrary, Executive's employment with the Bank may be terminated by the Bank or the Executive during the term of this Agreement, subject to the terms and conditions of this Agreement.

3.       COMPENSATION AND EXPENSES.

         a. SALARY. The Bank shall pay Executive as compensation a salary in an amount not less than the Base Salary in effect on the date of signing this Agreement ("Base Salary"). The Base Salary shall be payable bi-weekly. During the period of this Agreement, Executive's Base Salary shall be reviewed at least annually. Such review shall be conducted by the Board or by a Committee of the Board delegated such responsibility by the Board. The Committee or the Board may increase Executive's Base Salary. Any increase in Base Salary shall become the "Base Salary" for purposes of this Agreement. In addition to the Base Salary provided in this Subsection, the Bank shall also provide Executive, at no premium cost to Executive, with all such other benefits as are provided uniformly to permanent full-time employees of the Bank.

         b. PERFORMANCE BONUS. Services performed by Executive under this Agreement, Executive shall be entitled to receive a bonus based upon the attainment of certain goals, which goals will be established by the Board. The annual bonus shall be strictly determined at the discretion of the Board. The payment of any such bonuses shall not reduce or otherwise affect any other obligation of the Bank to Executive provided for in this Agreement.

         c. EMPLOYEE BENEFIT PLANS. The Executive shall be entitled to participate in any employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement, and the Bank will not, without Executive's prior written consent, make any changes in such plans, arrangements or perquisites which would materially adversely affect Executive's rights or benefits thereunder, except to the extent such changes are made applicable to all Bank employees eligible to participate in such plans, arrangements and perquisites on a non-discriminatory basis. Without limiting the generality of the foregoing provisions of this Subsection, Executive shall be entitled to participate in or receive benefits under any employee benefit plans including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

         d. VACATIONS. During the term of this Agreement, Executive shall be entitled to three (3) weeks paid annual vacation. However, Executive shall not be entitled to receive any additional compensation for failure to take a vacation, nor shall Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board.

         e. LIFE INSURANCE. Executive shall receive life insurance in an amount equal to three (3) times his base salary. Any amount of life insurance over the life insurance company's limit shall be paid to Executive's estate upon death.

         f. MORTGAGE INTEREST RATE DISCOUNT. Consistent with the discount provided to all employees, Executive shall receive an interest rate discount of 2.00% from the Bank on any primary residential mortgage loan held by the Bank while under the employ of the Bank. Upon Executive's death, the discount of 2.00% shall continue for the life of the mortgage loan. However, if Executive or the Bank terminates Executive's employment for any other reason, including retirement, Executive shall no longer be eligible for such discount. Executive will be responsible to pay the total amount of all future mortgage payments due after Executive's termination, except in the event of death, without the benefit of a discounted interest rate.

         g. EXPENSE PAYMENTS AND REIMBURSEMENTS. Executive shall be reimbursed for all reasonable out-of-pocket expenses that he shall incur in connection with his service under this Agreement upon substantiation of such expenses in accordance with applicable policies of the Holding Company and the Bank.

4.       PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

         a. Upon the occurrence of an Event of Termination (as herein defined) during the Executive's term of employment under this Agreement, the provisions of this Section shall apply. As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following: (i) the termination by the Bank or the Holding Company of Executive's full-time employment hereunder for any reason other than a termination governed by Section 5(a) hereof, or Termination for Cause, as defined in Section 7 hereof; (ii) Executive's resignation from the Bank's employ upon (A) any failure to elect or reelect or to appoint or reappoint Executive as Vice President and Stroudsburg Branch Manager, unless consented to by the Executive, (B) a material change in Executive's function, duties, or responsibilities with the Bank, which change would cause Executive's position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in
Section 1, above, unless consented to by Executive, (C) a relocation of Executive's principal place of employment by more than 50 miles from its location at the effective date of this Agreement, unless consented to by the Executive, (D) a material reduction in the benefits and perquisites to the Executive from those being provided as of the effective date of this Agreement, unless consented to by the Executive, (E) a liquidation or dissolution of the Bank or Holding Company or (F) breach of this Agreement by the Bank. Upon the occurrence of any event described in clauses (A), (B), (C), (D), (E) or (F), above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than sixty (60) days prior written notice given within six full calendar months after the event giving rise to said right to elect.

         b. Upon the occurrence of an Event of Termination, on the Date of Termination, as defined in Section 8, the Bank shall be obligated to pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a sum equal to the sum of: (i) the amount of the remaining payments that the Executive would have earned if he had continued his employment with the Bank during the remaining term of this Agreement at the Executive's Base Salary at the Date of Termination plus an amount equal to the average amount of Executive's bonus over the term of the Agreement; and (ii) the amount equal to the annual contributions that would have been made on Executive's behalf to any employee benefit plans of the Bank or the Holding Company during the remaining term of this Agreement based on contributions made (on an annualized basis) at the Date of Termination. In the event the Bank is not in compliance with its minimum capital requirements or if such payments pursuant to this Subsection would cause the Bank's capital to be reduced below its minimum regulatory capital requirements, such payments shall be deferred until such time as the Bank or successor thereto is in capital compliance. At the election of Executive, such payments shall be made in a lump sum as of the Executive's Date of Termination or on a monthly basis in approximately equal installments during the remaining term of the Agreement. Such payments shall not be reduced in the event the Executive obtains other employment following termination of employment.

         c. Upon the occurrence of an Event of Termination, the Bank will cause to be continued life, medical and dental coverage substantially equivalent to the coverage maintained by the Bank or the Holding Company for Executive prior to his termination at no premium cost to the Executive. Such coverage shall cease upon the expiration of the remaining term of this Agreement.

         d. DEATH. Executive's employment under this Agreement shall terminate upon his death during the term of this Agreement, in which event Executive's estate shall be entitled to receive the compensation due to Executive through the last day of the calendar month in which his death occurred.

         e. RETIREMENT. This Agreement shall be terminated upon Executive's retirement under the retirement benefit plan or plans in which he participates.

         f. DISABILITY. The Board or Executive may terminate Executive's employment after having determined Executive has a Disability. For purposes of this Agreement, "Disability" means a physical or mental infirmity that impairs Executive's ability to substantially perform his duties under this Agreement and that results in Executive becoming eligible for long-term disability benefits under any long-term disability plans of the Holding Company and the Bank (or, if there are no such plans in effect, that impairs Executive's ability to substantially perform his duties under this Agreement for a period of one hundred eighty (180) consecutive days). The Board shall determine whether or not Executive is and continues to be permanently disabled for purposes of this Agreement in good faith, based upon competent medical advice and other factors that they reasonably believe to be relevant. As a condition to any benefits, the Board may require Executive to submit to such physical or mental evaluations and tests as it deems reasonably appropriate.

         In the event of such Disability, Executive's obligation to perform services under this Agreement will terminate. The Bank will pay Executive, as Disability pay, an amount equal to one hundred percent (100%) of Executive's bi-weekly rate of base salary in effect as of the date of his termination of employment due to Disability. Disability payments will be made on a monthly basis and will commence on the first day of the month following the effective date of Executive's termination of employment for Disability and end on the earlier of: (A) the date he returns to full-time employment at the Bank in the same capacity as he was employed prior to his termination for Disability; (B) his death; or (C) upon his attainment of age 65. Such payments shall be reduced by the amount of any short- or long-term disability benefits payable to Executive under any other disability programs sponsored by the Holding Company and the Bank. In addition, during any period of Executive's Disability, Executive and his dependents shall, to the greatest extent possible, continue to be covered under all benefit plans (including, without limitation, retirement plans and medical, dental and life insurance plans) of the Holding Company and the Bank, in which Executive participated prior to his Disability on the same terms as if Executive were actively employed by the Holding Company and the Bank.

5.       CHANGE IN CONTROL.

         a. For purposes of this Agreement, a "Change in Control" of the Bank or Holding Company shall mean an event of a nature that: (i) would be required to be reported in response to Item 1 of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); or (ii) results in a Change in Control of the Bank or the Holding Company within the meaning of the Federal Deposit Insurance Act and the rules and regulations promulgated thereunder, as in effect on the date hereof; or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Bank or the Holding Company representing 25% or more of the Bank's or the Holding Company's outstanding voting securities or right to acquire such securities except for any voting securities of the Bank purchased by the Holding Company and any voting securities purchased by any employee benefit plan of the Bank or the Holding Company, or (B) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company's stockholders was approved by a Nominating Committee solely composed of members which are Incumbent Board members, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board, or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Holding Company or similar transaction occurs or is effectuated in which the Bank or Holding Company is not the resulting entity; provided, however, that such an event listed above will be deemed to have occurred or to have been effectuated upon the receipt of all required regulatory approvals not including the lapse of any statutory waiting periods.

         b. If a Change in Control has occurred pursuant to Section 5(a) or the Board has determined that a Change in Control has occurred, Executive shall be entitled to the benefits provided in paragraphs (c) and (d) of this Section upon his subsequent termination of employment within two years following the Change in Control due to (1) Executive's dismissal or (2) Executive's voluntary resignation following any material demotion, loss of title, office or significant authority or responsibility, material reduction in annual compensation or benefits or relocation of his principal place of employment by more than 50 miles from its location immediately prior to the Change in Control, unless such termination is because of his death, disability, retirement or Termination for Cause.

         c. Upon Executive's entitlement to benefits pursuant to Section 5(b), the Bank shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum of one time Executive's average annual compensation for the five (5) most recent taxable years that Executive has been employed by the Bank or such lesser number of years in the event that Executive shall have been employed by the Bank for less than five (5) years. Such annual compensation shall include Base Salary, commissions, bonuses, any other cash compensation, contributions or accruals on Executive's behalf to any pension and/or profit sharing plan, severance payments, retirement payments, directors or committee fees and fringe benefits paid or to be paid to the Executive in any such year and payment of any expense items without accountability or business purpose or that do not meet the Internal Revenue Service requirements for deductibility by the Bank; provided, however, that any payment under this provision and Subsection 5(d) below shall not exceed the Executive's average annual compensation. In the event the Bank is not in compliance with its minimum capital requirements or if such payments would cause the Bank `s capital to be reduced below its minimum regulatory capital requirements, such payments shall be deferred until such time as the Bank or successor thereto is in capital compliance. At the election of the Executive, which election is to be made on or before the Date of Termination, such payment shall be made in a lump sum as of the Executive's Date of Termination. In the event that no election is made, payment to the Executive will be made in approximately equal installments on a monthly basis over a period of thirty-six (36) months following the Executive's termination. Such payments shall not be reduced in the event Executive obtains other employment following termination of employment.

         d. Upon the Executive's entitlement to benefits pursuant to Section 5(b), the Bank will cause to be continued life, medical and dental coverage substantially equivalent to the coverage maintained by the Bank for Executive prior to his severance at no premium cost to the Executive. Such coverage and payments shall cease upon the expiration of thirty-six (36) months following the Date of Termination.

         e. Notwithstanding anything in this Agreement to the contrary, in no event shall the conversion of the Bank from mutual to stock form (including without limitation, through the formation of a stock holding company) or the reorganization of the Bank into the mutual holding company form of organization constitute a "Change in Control" for purposes of this Agreement.

6.      CHANGE OF CONTROL RELATED PROVISIONS.

         Notwithstanding the provisions of Section 5, in no event shall the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the "Termination Benefits") constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended, or any successor thereto, and in order to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive's "base amount", as determined in accordance with said Section 280G. The allocation of the reduction required hereby among the Termination Benefits provided by Section 5 shall be determined by Executive.

7.       TERMINATION FOR CAUSE.

         The term "Termination for Cause" shall mean termination because of Executive's personal dishonesty, incompetence, willful misconduct, conduct damaging the reputation of the Bank or the Holding Company, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after the Date of Termination for Cause. During the period beginning on the date of the Notice of Termination for Cause pursuant to Section 8 hereof through the Date of Termination for Cause, stock options and related limited rights granted to Executive under any stock option plan shall not be exercisable nor shall any unvested awards granted to Executive under any stock benefit plan of the Bank, the Holding Company or any subsidiary or affiliate thereof, vest. At the Date of Termination for Cause, such stock options and related limited rights and any unvested awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such Termination for Cause.

8.       NOTICE.

         a. Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

         b. "Date of Termination" shall mean the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given); provided, however, that if a dispute regarding the Executive's termination exists, the "Date of Termination" shall be determined in accordance with Section 8(c) of this Agreement.

         c. (c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the occurrence of a Change in Control and voluntary termination by the Executive in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and, provided further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, in the event the Executive is terminated for reasons other than Termination for Cause, the Bank will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue him as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given until the earlier of: (1) the resolution of the dispute in accordance with this Agreement or (2) the expiration of the remaining term of this Agreement. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

9.       POST-TERMINATION OBLIGATIONS.

         All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with this Section for one (1) full year after the earlier of the expiration of this Agreement or termination of Executive's employment with the Bank. Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

10.     NON-COMPETITION AND NON-DISCLOSURE OF BANK BUSINESS.

         a. Upon any termination of Executive's employment hereunder pursuant to
Section 4 hereof, Executive agrees not to compete with the Bank for a period of one (1) year following such termination in any city, town or county in which the Executive's normal business office is located and the Bank has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board. Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank. The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive's breach of this Subsection agree that in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive's partners, agents, servants, employees and all persons acting for or under the direction of Executive. Executive represents and admits that in the event of the termination of his employment pursuant to
Section 7 hereof, Executive's experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

         b. Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board as required by law. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank. Further, Executive may disclose information regarding the business activities of the Bank to the Department and the Federal Deposit Insurance Corporation ("FDIC") pursuant to a formal regulatory request. In the event of a breach or threatened breach by Executive of the provisions of this Section, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof, or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

11.      SOURCE OF PAYMENTS.

         a. All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Holding Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Holding Company.

         b. Notwithstanding any provision herein to the contrary, to the extent that payments and benefits, as provided by this Agreement, are paid to or received by Executive under the Employment Agreement made effective June 1, 2005, between Executive and the Holding Company, such compensation payments and benefits paid by the Holding Company will be subtracted from any amounts due simultaneously to Executive under similar provisions of this Agreement. Payments pursuant to this Agreement and the Holding Company Agreement shall be allocated in proportion to the services rendered and time expended on such activities by Executive as determined by the Holding Company and the Bank on a quarterly basis.

12.      EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

         This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

13.     NO ATTACHMENT.

         a. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

         b. This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.

14.      MODIFICATION AND WAIVER.

         a. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

         b. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

15.      REQUIRED PROVISIONS.

         a. The Bank may terminate Executive's employment at any time, but any termination by the Bank, other than Termination for Cause, shall not prejudice Executive's right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 7 hereinabove.

         b. If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under
Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1818(e)(3) or (g)(1); the Bank's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay Executive all or part of the compensation withheld while their contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

         c. If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under
Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1818(e)(4) or (g)(1), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

         d. If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1813(x)(1), all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

         e. All obligations of the Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution: (i) by the Secretary of Banking (or his designee), or the FDIC, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in
Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1823(c); or
(ii) by the Secretary of Banking (or his designee) at the time the Secretary of Banking (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Secretary of Banking to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

         f. Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. ss. 1828(k), 12 C.F.R. Part 359 and any rules and regulations promulgated thereunder.

16.      REINSTATEMENT OF BENEFITS UNDER SECTION 15(B).

         In the event Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank `s affairs by a notice described in
Section 15(b) hereof (the "Notice") during the term of this Agreement and a Change in Control, as defined herein, occurs, the Bank will assume its obligation to pay and Executive will be entitled to receive all of the termination benefits provided for under Section 5 of this Agreement upon the Bank `s receipt of a dismissal of charges in the Notice.

17.      SEVERABILITY.

         If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

18.      HEADINGS FOR REFERENCE ONLY.

         The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19.      GOVERNING LAW.

         The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, but only to the extent not superseded by federal law.

20.      ARBITRATION.

         Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty
(50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Bank then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

         In the event any dispute or controversy arising under or in connection with Executive's termination is resolved in favor of Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of all back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement.

21.      NO MITIGATION.

         Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

22.      PAYMENT OF COSTS AND LEGAL FEES.

         All reasonable costs and legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank (which payments are guaranteed by the Holding Company pursuant to Section 11 hereof) if Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement.

23.      INDEMNIFICATION AND INSURANCE.

         a. INDEMNIFICATION. The Holding Company and the Bank agree to indemnify Executive (and his heirs, executors, and administrators), and to advance expenses related thereto, to the fullest extent permitted under applicable law and regulations against any and all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his having been a director or Executive of the Holding Company, the Bank or any of their subsidiaries (whether or not he continues to be a director or Executive at the time of incurring any such expenses or liabilities) such expenses and liabilities to include, but not be limited to, judgments, court cost, and attorney's fees and the costs of reasonable settlements, such settlements to be approved by the Board, if such action is brought against Executive in his capacity as an Executive or director of the Holding Company and the Bank or any of their subsidiaries. Indemnification for expenses shall not extend to matters for which Executive has been terminated for Cause. Nothing contained herein shall be deemed to provide indemnification prohibited by applicable law or regulation. Notwithstanding anything herein to the contrary, the obligations of this Subsection shall survive the term of this Agreement by a period of six (6) years.

         b. INSURANCE. During the period in which indemnification of Executive is required under this Subsection, the Holding Company and the Bank shall provide Executive (and his heirs, executors, and administrators) with coverage under a directors' and officers' liability policy at the expense of the Holding Company and the Bank, at least equivalent to such coverage provided to directors and senior executives of the Holding Company and the Bank.

24.      SUCCESSOR TO THE BANK.

         The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Holding Company, expressly and unconditionally to assume and agree to perform the Bank's obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

                                   SIGNATURES

         IN WITNESS WHEREOF, North Penn Bank and North Penn Bancorp, Inc. have caused this Agreement to be executed and their seals to be affixed hereunto by their duly authorized officers and directors, and Executive has signed this Agreement, on the 1st day of June, 2005.



ATTEST:                                      NORTH PENN BANK


/s/ Frank H. Mechler                         By:  /s/ John Schumacher
-----------------------------                     ------------------------------
Frank H. Mechler                                  John Schumacher
Secretary                                         Chairman of the Board



ATTEST:                                      NORTH PENN BANCORP, INC.
                                                      (Guarantor)

/s/ Frank H. Mechler                         By:  /s/ John Schumacher
-----------------------------                     ------------------------------
Frank H. Mechler                                  John Schumacher
Secretary                                         Chairman of the Board



WITNESS:


/s/ Frank H. Mechler                              /s/ Theresa Yocum
-----------------------------                     ------------------------------
Frank H. Mechler                                  Theresa Yocum
Secretary                                         Executive